EXHIBIT 99.1

Edge Petroleum Updates Quarterly Operations With an 88 Percent Year-to-Date Apparent Success Rate and Increasing Rig Count

HOUSTON, June 19, 2007 (PRIME NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) provided an interim update to its year-to-date operating results and expectations for future activity. Since the beginning of the year, a total of 27 wells have been spud and that number is expected to grow to 30 to 34 wells by the end of the second quarter. Edge has logged 17 wells so far this year with only two dry holes for an apparent success rate of 88%. Seven wells are currently drilling, five operated by Edge and two by others. Edge's current producing rate is approximately 73 MMcfe per day, which does not include about 2 to 3 MMcfe of production that is shut in waiting on pipeline connections or curtailed due to pipeline capacity issues.

Edge is currently drilling three wells in south Texas. The third and fourth wells in a planned multi-rig continuous drilling program are currently drilling in Edge's Flores-Bloomberg field in Starr County. The Kent A#1 (Edge operated, 100% W.I.) has just spud with a planned TD of 11,500 feet. The Bloomberg #50 (Edge operated, 32.5% W.I.) is currently drilling at approximately 6,900 feet toward a planned TD of 11,500 feet. Two previous wells were drilled in the large, complexly faulted field during the current quarter, the Kent #2 (Edge operated, 50% W.I.) and the Bloomberg #51 (Edge operated, 32.5% W.I.). These two wells came on line at a combined gross rate in excess of 8 MMcfe per day.

Commenting specifically on activity in the Flores-Bloomberg field, John O. Tugwell, Edge's Executive Vice President and Chief Operating Officer, noted, "After acquiring this large, multi-pay field at the end of January, we have begun a detailed petrophysical study and seismic remapping effort. We immediately mapped and successfully tested a deeper pay sand in our Kent #2 well, which came on line producing in excess of 4.8 MMcfe per day. Based upon the first two wells and our ongoing field work, we recently decided to add a second rig to our program in this field and we are considering adding a third rig. This field produces from more than 12 separate intervals and provides numerous development and re-completion opportunities for us to pursue. Also, we have been able to significantly reduce the cost of drilling these wells as compared to the previous operator in the field. Our recent dry hole costs have averaged about $1.3 million which compares to $2.3 million in the past. In addition, our technical review has indicated there may be additional resource potential not previously anticipated, which we hope to test later this year."

The third well currently drilling in south Texas is the Cross #5 (Edge 25% non-operated, W.I.). This well is located in the Mission 3-D project in Hidalgo County and is a follow-up to two previous wells, Cross #s 3 and 4, previously drilled on the same ownership basis. The Cross #3 came on line, producing at a rate of 2.2 MMcfe per day and the Cross #4 is currently being completed.

Next week, we plan to spud our first well in our Chapman Ranch property in Nueces County, in what is expected to be a continuous drilling program lasting through, at least, the end of 2007. This well, the Chapman Ranch #23 (Edge operated, 88% W.I.) with a proposed TD of 13,500 feet, will be the first development well drilled in the field since we increased our ownership, took over operations and completed a new 3-D seismic survey, the Mas Fortuna 3-D. We expect to be able to drill four to six wells in this complex before year-end.

We received the new 74 square miles of 3-D data covering our Chapman Ranch field and surrounding area in May. The quality of this new 3-D far exceeds the older data which was shot primarily to image shallower formations. We are very pleased with the improvement we are seeing and are about to commence a continuous drilling program. In addition to re-imaging the existing producing structure, we have identified several deeper prospects along trend with the existing field, as well as shallow prospects not previously mapped. We plan to begin evaluating the exploratory potential later this year by deepening a planned development well to test the prospective sections.

One well has been successfully drilled this quarter in our Queen City play in Jim Hogg County, the Libre #25 (Edge W.I. 75%). Two to three additional wells are planned in this area for the remainder of the year. Seismic options, permits and leases are actively being acquired as we continue to evaluate the potential to expand our position.

In southeast Texas, we have spud our first development well in the South Hardin field in Liberty County. This well, the Barrett #2 (Edge operated, 49% W.I.), is a development well offsetting the Barrett #1 which is currently producing at a rate of 6.1 MMcfe per day. Our current plans are to use this rig to immediately drill a second well in the field after completing the Barrett #2. Since closing the acquisition of these properties, we have obtained 3-D data covering in excess of 240 square miles of this area and our interpretive work has yielded numerous leads, which we are pursuing.

In our Arkansas shale gas program, Edge has drilled and completed three operated wells in the Moorefield shale section and is currently drilling a fourth operated well. Edge's working interest in these operated wells has ranged from 60% to 100%. A new pipeline is currently being completed and we expect to begin gas sales this week. Based upon the results of our operations to date, we have committed to a second rig which is expected to arrive shortly.

Speaking to the Fayetteville-Moorefield shale play, Tugwell further reported, "Our successful efforts in forming new operated drilling units, coupled with the start of the development related to our initial well successes have resulted in a planned expansion of our operated 2007 drilling program. We currently plan to drill 13 to 17 operated wells in the play this year, up from the nine as originally planned in 2007. As part of this program, we plan to begin development of the Fayetteville shale with a horizontal well offsetting one of our existing Moorefield shale completions. In addition to our operated activity, we have participated in three non-operated wells, which are producing, and six wells which have been spud and are waiting on a larger rig to drill the horizontal sections. Additionally, the operator of these wells is reevaluating the merits of drilling horizontally in the Moorefield versus the Fayetteville shale section as the primary target."

Other activity this quarter includes four wells in southeast New Mexico, two operated and two non-operated. Edge is currently planning a multi-well development program in its Lusk area in Lea County where a recent re-completion commenced production at over 200 barrels of oil per day. During the quarter, Edge's Rayborn #1 well in the Mississippi Interior Salt Basin was plugged as a dry hole after encountering salt while drilling at approximately 15,000 feet. We recently received and have begun interpreting our newly acquired Midway 3-D data covering the north and east flanks of the prolific Midway Salt Dome. We are very pleased with the quality of this new 3-D data, as compared to the older, reprocessed 3-D we have been using up until this time. We plan to drill at least one additional well on this dome later this year.

Summing up the year-to-date and looking to the future, John W. Elias, Edge's Chairman, President and CEO, commented, "The integration of our January acquisition was more time and manpower-consuming than we had originally thought. However, we have made great strides in fulfilling our personnel requirements, accessing drilling rigs, completion units and the other necessary oilfield services. Consequently, our operating activities are steadily increasing and we expect to have a total of eight to nine operated rigs running shortly -- which will be a record for Edge. Our wells drilled to date in New Mexico and more particularly in our South Texas Vicksburg-Frio and Arkansas Fayetteville-Moorefield plays have exceeded expectations. In addition, our ongoing technical efforts in these plays continues to be very encouraging. As a result, we are accelerating our approved program and continue to be confident in our ability to achieve our planned level of drilling and production growth for 2007."

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins in the United States. Edge common stock is listed on the NASDAQ Global Select Market under the symbol "EPEX."

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Statements regarding production volumes, drilling activity, all guidance and forecasts for the first quarter and full year 2007, increased production, drilling costs, drilling rig availability, future growth, production rates, prices, including future oil and gas prices, and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, effects and risks of acquisitions, and the ability of the company to meet its stated business goals.

CONTACT:  Edge Petroleum Corporation
          Michael G. Long, Chief Financial Officer
          (713) 654-8960